Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Promising Interim Lung Cancer Clinical Trial Results

Plymouth Meeting, PA, June 3, 2003 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced promising interim results for its anti-angiogenic drug, squalamine, in its phase 2b non-small cell lung cancer (NSCLC) clinical trial. The results currently reported are for objective response rate. Additional results from the study are maturing, including survival data. It is anticipated that a presentation of the additional results will be made at the 2004 ASCO meeting.

“These interim clinical results with squalamine in lung cancer, including one complete response, provide continued evidence of its tremendous potential as an anti-angiogenic therapy,” commented Roy C. Levitt, President and CEO of Genaera. “Squalamine is a potent anti-angiogenic molecule with a unique mechanism of action within the activated endothelial cells, including blocking the action of vascular endothelial growth factor (VEGF) and other growth factors. We are pleased that early trends with the weekly dosing regimen of squalamine, together with the carboplatin and paclitaxel cytotoxic chemotherapy, are in fact yielding an improved safety and efficacy profile compared to standard chemotherapy. This is consistent with our prior positive lung cancer and ovarian cancer trials. Importantly, early results from our age-related macular degeneration trial have shown clear evidence of single agent activity for this proprietary, well-tolerated, anti-angiogenic drug. The important survival data from this study are maturing, and we anticipate will be presented in 2004.”

Dr. Levitt continued, “It is increasingly being realized that among anti-angiogenic compounds in clinical trials, squalamine is one of the most advanced in development. With the recent success of the anti-VEGF antibody anti-angiogenic therapy for colon cancer, we are finding increasing interest in business partnerships for our compound. As the dataset matures, we will continue to seek business partnerships and program specific funding for the further development of squalamine in lung and other cancers. Currently, a $1.1 million grant provides program specific funding for our prostate cancer trial.”

Joan Schiller, MD, Professor of Oncology at the University of Wisconsin, and lead investigator for the trial, commented, “Advanced non-small cell lung cancer remains a disease for which new treatment alternatives are clearly needed. We have promising early results from this lung cancer study, evaluating the ‘metronomic’ dosing strategy with weekly administration of the three medications squalamine, carboplatin, and paclitaxel. The key endpoints of survival duration, and median time to progression, will be maturing, and will continue to be monitored for notable trends. This dosing regimen is an approach that provides early evidence of an improvement in safety and efficacy compared to standard chemotherapy dosing for this serious disease, and prepares the way for further evaluation of squalamine in lung and other cancers.”

The multi-center randomized lung cancer study is evaluating 45 patients receiving weekly dosing of squalamine, combined with weekly chemotherapy of carboplatin and paclitaxel, in patients with Stage IIIB or Stage IV advanced disease. Two patients were withdrawn for intercurrent illness before receiving any study medication. Of the 43 patients receiving study medications, 21 received a squalamine dose of 100 mg/m2, and the 22 received a dose of 200 mg/m2. Objective responses occurred in 23% of the patients (10 of 43; 1 complete and 9 partial responses), with five responses in each of the two dose groups.An objective response is defined as a 50% or greater reduction in tumor size, measured bi-dimensionally by CT Scan, lasting at least 4 weeks, with no new lesions appearing, as rated by the investigators and radiologists.

In comparison, an appropriate historical benchmark objective response rate for this group of patients treated with carboplatin and paclitaxel alone was 17%, as demonstrated in the large Eastern Cooperative Oncology Group (ECOG) study presented at the ASCO meeting in May 2000, and updated upon publication in the January 10, 2002 issue of the New England Journal of Medicine. The ECOG study was done with a once every three weeks carboplatin and paclitaxel dosing, at three times the dose used weekly in the current study with weekly squalamine. Also in comparison, the objective response rate was 27% in the prior study using the dosing regimen of every three weeks carboplatin and paclitaxel, with five daily doses of squalamine every three weeks.

Squalamine is the first clinical drug candidate in a class of naturally occurring, pharmacologically active, small molecules known as aminosterols. Squalamine is a potent anti-angiogenic molecule with a unique multi-faceted mechanism of action that blocks the action of a number of angiogenic growth factors, including vascular endothelial growth factor (VEGF). The Company has performed clinical trials evaluating squalamine in the treatment of non-small cell lung cancer, ovarian cancer, and other adult solid tumors. Genaera also is developing squalamine in clinical trials for age related macular degeneration, the leading cause of blindness in the United States.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.